Exhibit 99.1

Tingo Group Extends Redemption Period of Series B Preferred Stock to December 31, 2023

Conversion of Series B Preferred Stock Expected to Occur within Extended Forbearance Period

Provides Update on Previously Announced Dividend

MONTVALE, NJ – September 29, 2023 – Tingo Group, Inc. (NASDAQ: TIO) (“Tingo” or the “Company”), a profitable and fast growing fintech, agri-fintech, and food company, today announced it has entered into a new forbearance agreement with the holder of the Company’s Series B Preferred Stock, under the terms of which the holder will extend the redemption period until at least December 31, 2023.

Having previously entered into a forbearance agreement on July 5, 2023, whereby the holder of the Series B Preferred Stock agreed to forbear until September 30, 2023, it has become necessary to extend the forbearance because of the length of time taken to complete the detailed investigations into the Hindenburg Research allegations against the Company. Having concluded the investigation on August 30, 2023, the Company now intends to apply for the Nasdaq change of control approval and stockholder approval as soon as practicable.

Dozy Mmobuosi, Interim Co-Chief Executive Officer of Tingo Group, Inc. commented: “In my capacity as the controlling stockholder in Agri Fintech Holdings, Inc., the sole holder of the Company’s Series B Preferred Stock, I am fully committed to completing the conversion of the Series B Preferred Stock into Common Stock.

Having concluded the investigation into the short-seller allegations on August 30, 2023, and with the benefit of a U.S. Top 10 global law firm as counsel, we aim to achieve Nasdaq change of control approval and stockholder approval as soon as possible, at which time I look forward completing the conversion of the Series B Preferred Stock into Common Stock, thereby completing the final stage of the merger.

Turning to the separate matter of our recently announced quarterly dividend, the requisite conversion of Naira into U.S. Dollars, to comply with due process, is continuing to progress well with the relevant external parties, and we hope to announce definitive news on this and set a record date in the very near future.”

Ken Denos, Interim Co-Chief Executive Officer of Tingo Group, Inc. commented: “The Board of Directors and I are delighted to reach agreement with Dozy on a further forbearance, and also to receive his commitment to convert the Series B Preferred Stock into Common Stock. This should now provide stockholders with clarity of the Company’s resultant capital structure and additional confidence therein.

The Board and I will work with external legal counsel with the goal of achieving the conversion as soon as is practicable.”

About Tingo Group

Tingo Group, Inc. (Nasdaq: TIO) is a global group of companies involved in Fintech, Agri-Fintech, Food Processing and Commodity Trading, with operations in Africa, Southeast Asia and the Middle East. Tingo Group’s wholly owned subsidiary, Tingo Mobile, is a leading Agri-Fintech company operating in Africa, with a comprehensive portfolio of innovative products, including a ‘device as a service’ smartphone and a value-added service platform. As part of its globalization strategy, Tingo Mobile has recently begun to expand internationally and entered into trade partnerships that are contracted to increase the number of subscribed farmers from 9.3 million in 2022 to more than 32 million, providing them with access to services including, among others, the Nwassa ‘seed-to-sale’ marketplace platform, insurance, micro-finance, and mobile phone and data top-up. Tingo Group’s other Tingo business verticals include: TingoPay, a SuperApp in partnership with Visa, offering a wide range of B2C and B2B services including payment services, an e-wallet, foreign exchange and merchant services; Tingo Foods, a food processing business that processes raw foods into finished products such as rice, groundnut oil, nut products, wheat, millet and maize; and Tingo DMCC, a commodity trading platform and agricultural commodities export business based out of the Dubai Multi Commodities Centre. In addition to its Tingo business verticals, Tingo Group also holds and operates an insurance brokerage platform business in China; and Magpie Securities, a regulated finance services Fintech business operating out of Hong Kong and Singapore. For more information visit tingogroup.com.

Disclaimer

The information in this news release includes certain information and statements about management and the Company’s board of director’s view of future events, expectations, plans and prospects that constitute forward looking statements. These statements are based upon assumptions that are subject to significant risks and uncertainties. Because of these risks and uncertainties and as a result of a variety of factors, the actual results, expectations, achievements or performance may differ materially from those anticipated and indicated by these forward-looking statements. Any number of factors could cause actual results to differ materially from these forward-looking statements as well as future results. Although the Company believes that the expectations reflected in forward looking statements are reasonable, it can give no assurance that the expectations of any forward-looking statements will prove to be correct. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by the Company and: (i) the results of the independent review; (ii) the risk of restatement of the Company’s previously reported financial statements or the identification of one or more material weaknesses in internal control over financial reporting; (iii) costs relating to the independent review, which are likely to be material; (iv) the outcome of any legal proceedings that may be instituted against the Company, including as may result from the independent review and (v) the ability to meet stock exchange continued listing standards. Except as required by law, the Company disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.

Investor Relations Contact

949-491-8235
TIO@mzgroup.us
www.mzgroup.us